Exhibit 10.7

Jiangxi Universe Pharmaceuticals Commerce and Trade Co., Ltd. Product Sales Agreement (the “Agreement”)

Party A: Jiangxi Universe Pharmaceuticals Commerce and Trade Co., Ltd.	Date:

Party B:	Location: Ji’an City, Jiangxi Province

1. Product name, quantity, price and manufacturer

Product Name	Specification	Unit	Qty.	Unit Price	Amount	Manufacturer

Total Amount (RMB in words):

2. Delivery Method: Products sold shall be sent to the premise designated by Party B. Delivery costs shall be borne by Party A.

3. Transportation Method: Automobile transportation.

4. Payment Method and Deadline: Payment shall be made through bank transfer and within 90 days after Party B receives the products.

5. Acceptance Standard and Deadline for Raising an Objection: Party B shall accept the products according to different product types. An objection shall be raised within three days after Party B receives the products; otherwise, it is deemed as no objection to product quality.

6. Returns and Exchanges: Returns shall be accepted if the reason of return is based on product quality and the return request is made within the allotted time frame. Returns and exchanges based on other reasons may be made if Party B obtains consent from Party A.

7. Breach of Contract: If Party A fails to perform the Agreement, it shall compensate for the actual economic losses to Party B. If Party B fails to perform or breaches the Agreement, it shall bear the actual economic losses.

8. Dispute Resolution: The Parties agree to settle any disputes that arise from this Agreement through good faith negotiations. If the Parties are unable to settle the matter between themselves, the matter shall thereafter be resolved by filing a proceeding at Ji’an County People’s Court.

9. Force Majeure: If either of the Parties is unable to perform the Agreement arising out of or caused, directly or indirectly, by circumstances such Party’s reasonable control, it shall notify the other party within 24 hours. The nonperforming party receives proof of force majeure from a competent authority, it may delay its performance, partially perform, or not perform the Agreement, and be exempted from bearing some or all of the damages caused, depending on the actual circumstances.

10. Other Matters: The Agreement has been executed in two (2) duplicate originals in Chinese. Each Party shall receive one (1) original copy, all of which shall be equally valid and enforceable.

Party A: Jiangxi Universe Pharmaceuticals Commerce and Trade Co., Ltd.	Party B:
Add.: Jingjiu Avenue, Jingkai District, Jiangxi	Add.:
Tel.:	Tel.: